Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated September 21, 2022, with respect to the financial statements and financial highlights of Davis New York Venture Fund and Davis Research Fund (each a series of Davis New York Venture Fund, Inc.), incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Third-Parties Receiving Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Denver, Colorado
November 28, 2022